SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                            ______________________

                                 SCHEDULE 13G
                                (Rule 13d-102)

        INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
               UNDER THE SECURITIES EXCHANGE ACT OF 1934
                      (AMENDMENT NO.          ){1}


                            BRANDYWINE REALTY TRUST
-------------------------------------------------------------------------------
                               (Name of Issuer)



                                 COMMON SHARES
-------------------------------------------------------------------------------
                        (Title of Class of Securities)



                                   105368203
-------------------------------------------------------------------------------
                                (CUSIP Number)


                             _____________________


      Check  the  following  box  if  a  fee  is being paid with this statement
<square>.   (A  fee  is  not required only if the filing  person:   (1)  has  a
previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (SEE Rule 13d-7.)

**FOOTNOTES**

     {1} The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

CUSIP NO.  105368203                                     13G      PAGE 2 OF 8
PAGES

       1        NAME OF REPORTING PERSONS
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                MORGAN STANLEY INSTITUTIONAL FUND, INC.-
                U.S. REAL ESTATE PORTFOLIO  IRS # 13-3808424

       2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP{* (A) <square>
                                                                   (B) <square>

       3        SEC USE ONLY


       4        CITIZENSHIP OR PLACE OF ORGANIZATION

                Maryland
                                              5       SOLE VOTING POWER
               NUMBER OF
                                                           0
                SHARES
                                              6       SHARED VOTING POWER
             BENEFICIALLY
                                                           538,400
               OWNED BY
                                              7       SOLE DISPOSITIVE POWER
                 EACH
                                                           0
               REPORTING
                                              8       SHARED DISPOSITIVE POWER
                PERSON
                                                           538,400
                 WITH

       9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      538,400
      10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES{*}                                   <square>

      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                      7.7%
      12        TYPE OF REPORTING PERSON{*}

                      IV, CO



                           *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  105368203                                     13G      PAGE 3 OF 8
PAGES

       1        NAME OF REPORTING PERSONS
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                MORGAN STANLEY ASSET MANAGEMENT INC.
                IRS #13-304-0307

       2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP{*}(A) <square>
                                                                   (B) <square>

       3        SEC USE ONLY

       4        CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware
                                              5       SOLE VOTING POWER
               NUMBER OF

                SHARES
                                              6       SHARED VOTING POWER
             BENEFICIALLY
                                                           1,035,468
               OWNED BY
                                              7       SOLE DISPOSITIVE POWER
                 EACH

               REPORTING
                                              8       SHARED DISPOSITIVE POWER
                PERSON
                                                           1,130,800
                 WITH

       9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      1,130,800

      10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES{*}                                 <square>

      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                      16.1%
      12        TYPE OF REPORTING PERSON{*}

                      IA, CO


Morgan stanley Asset Management Inc. may be deemed to beneficially own the shares reported herein in its capacity as the investment adviser of Morgan Stanley Institutional Fund, Inc., whose holdings are being simultaneously reported herein.

                           *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  105368203                                     13G       PAGE 4 OF 8
PAGES


       1        NAME OF REPORTING PERSONS
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                MORGAN STANLEY GROUP INC.
                IRS #13-283-8891

       2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP{*}(A) <square>
                                                                   (B) <square>
       3        SEC USE ONLY

       4        CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware
                                              5       SOLE VOTING POWER
               NUMBER OF
                                                           0
                SHARES
                                              6       SHARED VOTING POWER
             BENEFICIALLY
                                                           1,035,468
               OWNED BY
                                              7       SOLE DISPOSITIVE POWER
                 EACH
                                                           0
               REPORTING
                                              8       SHARED DISPOSITIVE POWER
                PERSON
                                                          1,130,800
                 WITH

       9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      1,130,800

      10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                EXCLUDES CERTAIN SHARES{*}                     <square>

      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                      16.1%
      12        TYPE OF REPORTING PERSON{*}

                      IA, CO


Morgan Stanley Group Inc. may be deemed to beneficially own the shares reported herein in its capacity as the owner of all the outstanding capital of Morgan Stanley Asset Management Inc. This holding is being simultaneously reported herein by Morgan Stanley Asset Management Inc.

                           *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).  NAME OF ISSUER:

            The name of the Issuer is Brandywine Realty Trust (the "Company").

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            The address of the principal executive offices of the Company is:
            16 Campus Boulevard
            Suite 150
            Newtown Square, PA 19103-2799

ITEM 2(A).  NAME OF PERSON FILING:

            (a) Morgan Stanley Institutional Fund, Inc. - U.S. Real Estate Portfolio
            (b) Morgan Stanley Asset Management Inc.
            (c) Morgan Stanley Group Inc.

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            (a) 1221 Avenue of the Americas, New York, New York 10020
            (b) 1221 Avenue of the Americas, New York, New York 10020
            (c) 1585 Broadway, New York, New York 10036


ITEM 2(C).  CITIZENSHIP:
            Incorporated by reference to item 4 of the cover page pertaining to each reporting person.

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:
            This statement relates to the Company's Common Stock, par value $.01 per share.

ITEM 2(E).  CUSIP NUMBER:
            The CUSIP Number is 105368203.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

            (a) Morgan Stanley Institutional Fund is (d) an investment company registered under Section 8 of the Investment Company Act of 1940.
            (b) Morgan Stanley Asset Management Inc. is (e) an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940.
            (c) Morgan Stanley Group Inc. is (e) an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940.

ITEM 4.     OWNERSHIP.

            Incorporated by reference to Items (5)-(9) and (11) of the cover page pertaining to each reporting person.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not Applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Accounts managed on a discretionary basis by Morgan Stanley Asset Management Inc., a wholly owned subsidiary of Morgan Stanley Group Inc., are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. No such account other than Morgan Stanley Institutional Fund, Inc., as reported herein, holds more than 5 percent of the class.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not Applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not Applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not Applicable.

ITEM 10.    CERTIFICATION.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                   SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        JANUARY 14, 1997
                                        ---------------------------------------
                                        (DATE)

                                        /s/ Harold J. Schaaff, Jr.
                                        ---------------------------------------
                                        (SIGNATURE)


                                        /s/Harold J. Schaaff, Jr.
                                        ---------------------------------------
                                        Harold J. Schaaff, Jr./Vice President
                                        MORGAN STANLEY INSTITUTIONAL FUND, INC.-
                                            U.S. REAL ESTATE PORTFOLIO


                                        JANUARY 14, 1997
                                        ---------------------------------------
                                        (DATE)

                                        /s/Peter A. Nadosy
                                        ---------------------------------------
                                        (SIGNATURE)


                                        ---------------------------------------
                                        PETER A. NADOSY/VICE CHAIRMAN
                                        MORGAN STANLEY ASSET MANAGEMENT INC.


                                        JANUARY  14, 1997
                                        ---------------------------------------
                                        (DATE)

                                        /s/Edward J. Johnsen
                                        ---------------------------------------
                                        (SIGNATURE)


                                        ---------------------------------------
                                        EDWARD J. JOHNSEN/AUTHORIZED PERSON
                                        MORGAN STANLEY GROUP INC.

     INDEX TO EXHIBITS                                                    PAGE

EXHIBIT 1  Agreement to Make a Joint Filing                                 1


EXHIBIT 2  Secretary's  Certificate  Authorizing  Edward J. Johnsen
           to Sign on behalf of Morgan Stanley Group Inc.                   2

                     EXHIBIT 1 TO SCHEDULE 13G
                   -----------------------------

                       JANUARY   14, 1997
                   -----------------------------


   MORGAN STANLEY  INSTITUTIONAL  FUND,  INC.-U.S.  REAL  ESTATE PORTFOLIO,

MORGAN STANLEY GROUP INC. and MORGAN STANLEY ASSET MANAGEMENT INC.  hereby agree  that unless differentiated, this Schedule 13G is filed on behalf  of each of the parties.


By: /s/Harold J. Schaaff, Jr.
   ______________________________________
   Morgan Stanley Institutional Fund, Inc.- U.S. Real Estate Portfolio Harold J. Schaaff, Jr./Vice President

By: /s/Peter A. Nadosy
   ______________________________________
   Morgan Stanley Asset Management Inc.
   Peter A. Nadosy/Vice Chairman



By: /s/Edward J. Johnsen
   ______________________________________
   Morgan Stanley Group
   Edward J. Johnsen/Authorized Person

                                                   MORGAN STANLEY


                             EXHIBIT 2
                             ---------


                      SECRETARY'S CERTIFICATE
                      -----------------------


          I,  Charlene  R.  Herzer,  a  duly  elected  and acting Assistant

Secretary  of  Morgan  Stanley  Group  Inc.,  a  corporation organized  and existing  under  the  laws  of  the State of Delaware (the  "Corporation"),

certify that the following resolutions  were  duly and validly adopted by a

Consent in Lieu of a Meeting of the Executive Committee  of  the  Board  of

Directors  of  the  Corporation  dated as of October 19, 1995 and that such resolutions are in full force and effect on the date hereof:



               RESOLVED,   that  the   resolutions   adopted   on
          September 8, 1993 and April 17, 1995 relating to signatories to certain reports to be filed with the Securities and Exchange Commission (the "SEC") are superseded in their entirety by these resolutions and Stuart J. M. Breslow, Robert G. Koppenol and Edward J. Johnsen are severally authorized and directed to sign on behalf of the Corporation any reports to be filed under Section 13 and Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, with the Securities and Exchange Commission, such authorizations to cease automatically upon termination of employment with any affiliate of the Corporation; and

               RESOLVED FURTHER, that all actions heretofore taken by Stuart J. M. Breslow, Robert G. Koppenol and Edward J. Johnsen that are within the authority conferred by the foregoing resolution are approved, ratified and confirmed in all respects.

               RESOLVED, that any and all actions to be taken, caused to be taken or heretofore taken by any officer of the Corporation in executing any and all documents, agreements and instruments and in taking any and all steps (including the payment of all expenses) deemed by such officer as necessary or desirable to carry out the

                                                   MORGAN STANLEY

          intents and purposes of the foregoing resolutions are authorized, ratified and confirmed.

          IN  WITNESS  WHEREOF, I have  hereunto  set my  name  and affixed the seal of the Corporation as of the 28th day of August, 1996.



                                        /S/ CHARLENE R. HERZER
                                        ---------------------------------------
                                        CHARLENE R. HERZER
                                        ASSISTANT SECRETARY


[SEAL]